EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Inuvo, Inc. on Form S-3 (Nos. 333-253018 and 333-239147) and Form S-8 (Nos. 333-220313, 333-220320, 333-252404, 333-252403, and 333-266034) of our report dated February 29, 2024, on our audits of the financial statements as of December 31, 2023 and 2022 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about February 29, 2024.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

February 29, 2024